SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims ("Agreement") is entered into between Dresser, Ltd., a Bermuda corporation ("DL"), Dresser, Inc., a Delaware corporation ("DI" and with DL, collectively, the "Company") and Steven G. Lamb ("Employee").

WHEREAS, Employee's employment with the Company and each of its affiliates ended effective December 20, 2004 (the "Termination Date"); and

WHEREAS, the Company and Employee wish to make special arrangements regarding Employee's separation and to promote an orderly transition for both the Company and Employee.

NOW, THEREFORE, in consideration of the mutual promises and other consideration described herein, the Company and Employee agree as follows:

1. Separation of Employment -- The Company and Employee agree that Employee's employment with the Company and any and all of the Company's affiliates, including without limitation DL, has ended effective December 20, 2004, and that Employee has no right or expectation of reinstatement or rehire thereafter.

2. Severance -- In exchange for the promises set forth in this Agreement and his Employment Agreement with the Company dated October 8, 2002 (hereinafter the "Employment Agreement"), and provided that there has been no breach by Employee of his obligations under this Agreement or his continuing obligations under the Employment Agreement, the Company will pay to Employee the consideration set forth on Exhibit A hereto.

3. Mutual General Release (a) Employee, on behalf of himself and his heirs, executors, successors, and assigns, releases each of the Company, DEG Acquisitions LLC, First Reserve Corporation and each investment fund that it manages or advises, First Reserve GP IX, Inc. and each investment fund that it manages or advises, Odyssey Investment Partners, LLC and each investment fund that it manages or advises, and each of their respective affiliates, agents, employees, representatives, officers, directors, trustees, subsidiaries, stockholders, and attorneys, and the successors and assigns of each (collectively referred to as the "Company Released Parties") from any claim, counterclaim or other action, whether known or unknown, against the Company Released Parties, that Employee has or may have arising under statute, common law, or otherwise (including, without limitation, any dispute relating to Employee's employment with the Company or his separation therefrom and any dispute arising under the Civil Rights Act of 1964 (as amended), Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any similar state or local law regulating the employment relationship) arising prior to the date of execution of this Agreement, whether as an employee, director, shareholder or otherwise; provided that nothing herein shall be deemed to release (i) any rights Employee may have to indemnification from the Company under its certificate of incorporation, bylaws, or other agreements, or pursuant to the Employment Agreement, (ii) any rights Employee may have to directors' and officers' liability insurance coverage including but not limited to those rights specified in Section 7.10 of the Employment Agreement, (iii) any rights Employee may have to any benefits under any employee benefit program or plan of the Company listed in Paragraph 3(a) of Exhibit A, (iv) any rights Employee may have to continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or under Section 4980B of the Internal Revenue Code or under ERISA Sections 601 through 609, (v) Employee's rights under this Agreement, or (vi) Employee's Retained Rights as defined and described in Section 3.7 of the Employment Agreement, as modified by this Agreement. In addition, with respect to severance payments, and continued participation in employee benefit plans and programs, Employee acknowledges and agrees that this Agreement, including Exhibit A fully and completely resolves all his rights under the Employment Agreement, and Article 4 of the Amended and Restated Investor Rights Agreement by and among DL and its shareholders, dated June 12, 2001, as amended (the "Investor Rights Agreement").

(b) The Company, on behalf of itself and DEG Acquisitions LLC, First Reserve Corporation and each investment fund that it manages or advises, First Reserve GP IX, Inc. and each investment fund that it manages or advises, Odyssey Investment Partners, LLC and each investment fund that it manages or advises, and each of their respective affiliates, agents, employees, representatives, officers, directors, trustees, subsidiaries, stockholders, and attorneys, and the successors and assigns of each (the "Company Parties") releases the Employee, his heirs, executors, successors, and assigns, (collectively referred to as the "Employee Released Parties") from any claim, counterclaim or other action, whether known or unknown, against the Employee Released Parties, that the Company Parties have or may have arising under statute, common law, or otherwise (including, without limitation, any dispute relating to Employee's employment with the Company or his separation therefrom and any similar state or local law regulating the employment relationship) arising prior to the date of execution of this Agreement. The Company Parties' release of the Employee Released Parties hereunder does not include any claim the Company may have against the Employee arising from any criminal act or omission, or willful or intentional misconduct by the Employee.

4. Ownership and Protection of Intellectual Property and Confidential Information -- The Company and Employee agree that during his employment, Employee has received and become acquainted with confidential, proprietary, and/or trade secret information of the Company, its customers, and its affiliates. In consideration for the benefits conferred under this Agreement, Employee acknowledges and reaffirms the confidentiality and related obligations previously agreed to in Article 4 of the Employment Agreement, the provisions of which are incorporated by reference herein.

5. Return of Company Property -- Employee agrees that he will return all materials required to be returned by Section 4.3 of the Employment Agreement by the date of execution of this Agreement; provided however, that Employee shall be entitled to keep the two Company computers assigned to him for his use.

6. Covenant Not to Compete; Return of Payments -- Employee agrees Employee will be bound by the non-compete, non-solicit, noninterference, and other obligations previously agreed to in Article 5 of the Employment Agreement (the "Non-Compete Obligations"), the provisions of which are incorporated by reference herein. Without waiving or impairing any rights the Company has to injunctive relief or monetary damages for any breach of the Non-Compete Obligations, the parties agree that in the event of a willful and material breach of the Non-Compete Obligations (a "Violation"), Employee shall return to the Company a pro rata portion of all lump sum payments listed in Exhibit A that represents accelerated payments of amounts otherwise payable under Section 3.5(ii) of the Employment Agreement. Such pro ration shall be expressed as one minus a fraction, the numerator of which is the actual number of days elapsed from the Termination Date to the date of the first Violation, and the denominator of which is (365 x 3 =) 1095. The return of such payments pursuant to this provision shall not serve to limit in any way any damages that may be asserted and proven by the Company or any other remedies the Company may have for breach of the Non-Compete Obligations, including injunctive relief. Any breach hereunder will be deemed willful if Employee fails to cure such breach to the extent curable, within ten (10) business days after receiving written notice thereof from the Company.

7. Public Statements -- The parties agree that this document shall be kept confidential, unless and until this document must be disclosed according to the rules of, or filed with, the Securities and Exchange Commission or other governmental or self regulatory body; provided further that Employee may disclose the terms of this Agreement to his spouse, attorneys, financial and tax advisors, governmental taxing bodies, and pursuant to lawful process.

8. Press Releases and Job References --The Company will, to the extent practicable, give Employee the opportunity to review and comment on any press release or statement issued concerning his employment and termination. All job references for Employee shall be referred to Mr. Patrick Murray who shall respond in accordance with a reference mutually agreed to by Mr. Patrick Murray and Employee.

9. No Admission -- This Agreement shall not in any way be construed as an admission by the Company or any Released Party that it has acted wrongfully with respect to Employee, or that Employee has any right to recover from the Company or any Released Party.

10. Successors and Assigns -- This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns. However, neither this Agreement nor any right or duty hereunder shall be assignable by Employee, his beneficiaries, or legal representatives.

11. Damages -- The parties hereto agree to waive any punitive damages arising from a breach of this Agreement.

12. Reformation -- If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible to be valid, legal, and enforceable.

13. No Mitigation -- Employee shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company's obligations under this Agreement. Payments and benefits due under this Agreement shall not be reduced by any compensation earned by Employee as an employee or consultant from any employment or consulting arrangement after the Termination Date.

14. Governing Law -- This Agreement shall be governed by the laws of the State of Delaware without giving affect to principles of conflicts of law.

15. Cooperation -- After the Termination Date, Employee shall cooperate with the Company, as the Company may reasonably request, in connection with any litigation, claim, or other dispute in which the Company is or may become a party or in any matter involving corporate governance issues in subsidiaries of the Company of which the Employee might still be an officer or director; provided that any such cooperation or assistance requested shall not (except during the period of, and to the extent specifically provided in, the consulting agreement referred to in Exhibit A to this Agreement, the "Consulting Agreement") unreasonably interfere or conflict with the obligations which Employee may have or owe to any other employer or to Employee's personal affairs. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee's obligations under this Paragraph 15. If after the termination of the Consulting Agreement, Employee's fulfillment of his obligations under this Paragraph 15 exceeds three (3) calendar days in a month or fifteen (15) calendar days in any 12-month period, measured from the first day in which Employee's fulfillment of obligations under this Paragraph 15 commences, in addition to all reasonable out-of-pocket expenses incurred, Employee shall be paid a mutually agreeable amount for each additional day he fulfills his obligations under this Paragraph 15. During the term of the Consulting Agreement, the obligations of the Employee under this Paragraph 15 shall not exceed the service limits of the Consulting Agreement. In connection herewith, Employee shall execute and return to the Company in connection with the execution of this Agreement the resignation letters attached hereto as Exhibit B.

16. Legal Fees -- The Company shall reimburse Employee for reasonable attorneys' fees, costs and related expenses incurred in connection with the negotiation, drafting, implementation, interpretation, and enforcement of this Agreement.

17. Directors' and Officers' Liability Insurance -- The Company will maintain directors' and officers' liability insurance for Employee for a five (5) year period following the Termination Date at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company.

18. Approvals -- The Company represents and warrants to Employee that it has taken all corporate action necessary to authorize this Agreement.

19. Waiver -- No waiver of any breach of any term, provision, or condition of this Agreement: (i) shall be effective unless it is in writing, (ii) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any further or succeeding breach of the same term, provision or condition of this Agreement, or (iii) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any breach of any other term, provision or condition of this Agreement.

20. Beneficiaries -- If Employee dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries ("Beneficiaries"; each, a "Beneficiary") designated by Employee in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Employee's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Employee, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

21. Captions and Counterparts -- The names of the paragraphs of this Agreement are for convenience of reference only and do not constitute a part hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

22. Entire Agreement -- In executing this Agreement, Employee is not relying on any oral representation or statement by any employee, agent, or representative of the Company regarding the subject matter, basis, or effect of the Agreement. Rather, this Agreement, the Consulting Agreement, Articles 4 and 5 of the Employment Agreement, and other provisions of the Employment Agreement referenced in this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to such matters. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

23. Knowing and Voluntary Agreement -- Employee acknowledges that he has carefully read this Agreement in its entirety, that he fully understands its provisions and its final and binding effect, and that he is signing this Agreement voluntarily. Employee further acknowledges that he has been advised of his right to consult with an attorney of his choosing prior to executing this Agreement. Employee has had the opportunity to have this Agreement in his possession for at least twenty-one days and has had that same period to consider whether to sign it. Employee may revoke this Agreement within seven days of the date on which it is signed. After the expiration of seven days this Agreement will become effective and legally binding in all respects, with the first day after expiration of the revocation period being the "Effective Date" for purposes of this Agreement.

[signatures follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year indicated below.

Dresser, Ltd.

Dated: February 16, 2005 By: /s/ Patrick M. Murray
Name: Patrick M. Murray
Its: Chief Executive Officer

Dresser, Inc.

Dated: February 16, 2005 By: /s/ Patrick M. Murray
Name: Patrick M. Murray
Its: Chief Executive Officer

Employee

Dated: February 11, 2005 /s/ Steve Lamb
Steven G. Lamb

EXHIBIT A

In consideration of the promises and obligations of Employee under the foregoing Agreement, the Company will provide the following consideration:

1. A lump-sum severance payment in the amount of $6,255,599, less required deductions and withholdings, and less any amounts already paid for periods subsequent to the Termination Date, payable no later than ten (10) calendar days following the Agreement's Effective Date, which consists of the following:

Accrued Amounts (Base Salary, Annual Bonus,
Signing Bonus, Retention Bonus) $            0

Severance Payment (including Retention and Other Bonus for 2004) $2,873,155

Lump Sum Payment under Company's SERP $ 760,717

Lump Sum Severance Payment of base salary and bonus per Section 3.5(ii) of the Employment Agreement (subject to Paragraph 6 of this Agreement)
(Salary) $1,747,818
(Bonus) $ 873,909

2. Company outplacement services for one year (use company firm, no cash in lieu).

3. Continued participation in the following employee benefit plans and programs listed in Paragraph 3(a) below for three (3) years, and the lump sum present value amount in cash in lieu of participation in the plans and programs listed in Paragraph 3(b) below payable no later than ten (10) calendar days following the Agreement's Effective Date:

(a) Medical Insurance (provided Employee's payments are made), basic life insurance, and long term disability insurance (to the extent commercially reasonably practicable and subject to reasonable and customary insurer application and underwriting requirements under an endorsement to existing policy), plus transfer of Paragon supplemental life insurance policy (to be handled directly by Employee and at his expense), and full vesting and payment of all benefits in the Dresser, Inc. Retirement and Savings Plan and the Dresser, Inc. Supplemental Plan within 30 calendar days of execution of this Agreement. Participation in Medical Insurance, basic life insurance and long term disability will terminate upon commencement of participation of substantially equivalent or better plans from subsequent employer.

(b) 401(k) and 401(k) Excess at $40,170 per year for three (3) years $ 104,869

Financial Planning and Tax Preparation for three (3) years $ 13,031

Country Club Dues through 2007 $ 17,502

4. The Company agrees that all of Employee's time options to purchase 100,000 shares of Company are fully vested and all of Employee's performance options to purchase 100,000 shares of Company stock have been forfeited and cancelled. Within 30 calendar days following the Agreement's Effective Date, the Company and Employee agree that the remaining options (100,000) will be amended and reissued to become exercisable until the close of business on the last business day of 2006. Company shall establish prior to December 10, 2006 a suitable Cashless Exercise Method (as defined below) for Employee to convert the accumulated value in such options into Shares of Stock. Notwithstanding anything set forth in the Amended and Restated Dresser, Ltd. Share Incentive Plan, as it may be amended from time to time, Investor Rights Agreement, the letter from Patrick M. Murray to Employee dated October 8, 2002 re: "Option Grants and Shareholder Issues," or the Employment Agreement (collectively these four documents shall be referred to as the "Option Rights Documents"), the parties agree that such Option Rights Documents shall be deemed amended to the extent necessary to accomplish the terms and provisions set forth in this Section 4 of Exhibit A. Unless the context specifically indicates otherwise, defined terms in this Section 4 of Exhibit A have the meanings assigned to them in the Investor Rights Agreement. The "Cashless Exercise Method" means the method by which Employee shall have the ability to receive shares upon exercise of his Stock Rights through the withholding from the common stock payable upon the exercise of the Stock Rights that number of shares which have a fair market value equal to the exercise price of such Stock Rights and the amount of such federal, state, and local taxes required to be withheld or collected with respect to the exercise of the Stock Rights, and as to which written notification is provided to Employee regarding the adoption, implementation and procedures applicable to such method.

(a) Put Period. The Put Right shall apply only to Shares of Stock. In addition, the Put Period shall be amended to be a five (5) business day period beginning on the date which is on the earliest to occur of (i) five business days prior to December 31, 2006, (ii) ten days after the expiration of any and all lock-up obligations agreed to by Employee following an Initial Public Offering of the common stock after which the common stock is qualified for exchange or trading on a national securities exchange or on The NASDAQ National Market, or (iii) five business days prior to the anticipated closing of any "Sale Transaction" (as defined in Paragraph 4(b) below) in which consideration received on account of shares of common stock consists solely of cash, equity securities listed on a national securities exchange or on The NASDAQ National Market, or a combination thereof (in which case the Put Right may be exercisable up until such closing); provided that the Company shall have given the Employee twenty (20) calendar days' advance written notice of any Initial Public Offering or Sale Transaction, and if such notice has not been given to Employee, the Put Period shall be extended until five (5) business days after the Employee has actual knowledge of such Initial Public Offering or Sale Transaction; and provided further that such Put Right may be exercised by Employee without any length of holding period requirement of such Shares of Stock by Employee. Employee's execution of the Consulting Agreement referred to in Paragraph 5 below shall be disregarded for purposes of Employee's status as a "Terminated Stockholder" under the Investor Rights Agreement. Provided further that such Put Right and the Optional Repurchase (defined below) shall both terminate if, at the time the Put Right would have otherwise commenced, either of the following occurs:

(1) there is then in place:

(a) a Cashless Exercise Method assisted by a broker available for Employee to convert his options to Shares of Stock; and

(b) an effective Registration Statement for the sale of shares obtained by Employee upon exercise of his options which permits the sale of such stock through the Cashless Exercise Method assisted by a broker; or

(2) the Employee has received or is scheduled pursuant to a binding agreement to receive a distribution or payment in connection with a Sale Transaction which is no less favorable than any other holder of Shares of Stock (net of exercise price of Stock Rights) consisting solely of cash and/or securities that (a) are in a company that, immediately following the Sale Transaction, will have a public market float in excess of $400 million, and (b) may be resold by Employee in a brokers transaction without registration under the Securities Act within the 90 day period following the closing of the Sale Transaction.

(b) A "Sale Transaction" as defined herein means (1) any merger or amalgamation of DI and/or DL with or into another person or entity as a result of which the respective holders of DI's and/or DL's then outstanding voting shares immediately prior to such transaction own, immediately after such transaction, voting shares of the survivor of such merger or amalgamation (whether DI and/or DL or such other entity) or the parent entity of such survivor constituting less than fifty percent (50%) of the voting power of such survivor, (2) the sale of all or substantially all of DI's and/or DL's assets to any other person or entity (other than a subsidiary of DI and/or DL respectively), or (3) any other transaction or series of related transactions (other than as the result of the issuance of newly issued shares or other securities by DI and/or DL in circumstances to which clause (1) of this sentence does not apply) in which the respective holders of DI's and/or DL's outstanding voting shares immediately prior to such transaction own, immediately after such transaction, voting shares of DI and/or DL constituting less than fifty percent (50%) of the voting power of DI and/or DL respectively.

(c) Repurchase Rights. As set forth in Section 4.2 of the Investor Rights Agreement, the Company's rights under Section 4.2 ("Optional Repurchase") shall not accrue until the expiration of the Put Period (as the same may be modified by Paragraph 4(g) and/or 4(i) below), at which point the Company may exercise its repurchase rights by following the procedure set forth in Section 4.3. Notwithstanding the language of Section 4.2, the Company's repurchase rights shall apply only to Shares of Stock. In addition, the Company shall have no right of repurchase under Section 4.2 if the Put Period occurs as a result of the events described in clause (ii) or (iii) of Paragraph 4(a).

(d) Repurchase Price. The Repurchase Price in the case of a Put Period defined in Paragraph 4(a)(i) shall be determined as of the last day of the month preceding delivery of the Put Notice or Notice of Repurchase, as the case may be. In the case of a Put Period defined in Paragraph 4(a)(ii), the Repurchase Price shall be determined based upon the average of the publicly traded or bid and ask prices of the Company's common stock for the period beginning three trading days before and ending three trading days after the date the put is exercised (a seven trading day period if the put is exercised on a trading day and a six day period if the put is exercised on a Business day that is not a trading day). In the case of a Put Period defined in Paragraph 4(a)(iii), the Repurchase Price shall be based on the value received in a Sale Transaction; provided that if the proceeds received by shareholders includes property other than cash, the fair market value of such property shall be determined as of the date of the Sale Transaction in accordance with the provisions of the Investor Rights Agreement as modified by the provisions of this Paragraph 4(d). Any provision to the contrary in the Investor Rights Agreement notwithstanding, if the Employee objects to the Repurchase Price, in the case of a put where the Put Period is defined in Paragraph 4(a)(i) or 4(a)(iii), or where the proceeds of a Sale Transaction include property other than cash, or in the case of Repurchase Rights by the Company, pursuant to Paragraph 4(c), he shall notify the Company he wishes it to engage an investment bank for a fair market valuation of the Purchase Price. The Company shall pay the undisputed portion of the Repurchase Price as set forth in Section 4.5 of the Investor Rights Agreement. The Company shall then submit a list of three investment banks (one of which shall be Morgan Stanley) capable of co-leading an underwritten offering for the Company if it were public, from which Employee shall select one to conduct the fair market valuation as outlined in the Investor Rights Agreement. The fees and expenses of such investment banker shall be paid as set forth in the Investor Rights Agreement, provided Employee's portion of such fees shall not exceed $250,000, and if such fees exceed $250,000, the Company shall pay any amounts in excess of $250,000.

(e) Share Withholding. The Employee may irrevocably elect, in writing prior to the date that the exercise price of any Stock Rights or the amount of tax to be withheld is determined, to have withheld from the common stock payable upon the exercise of the Stock Rights that number of shares whose fair market value most nearly equals the exercise price of such Stock Rights and/or the amount of such federal, state, and local taxes required to be withheld or collected with respect to the exercise of the Stock Rights.

(f) No Adverse Amendment. Any amendment, interpretation or termination of any Option Rights Documents that is inconsistent in any material respect with Employees rights under this Exhibit A shall be disregarded with respect to, and shall have no force or effect on, Employee.

(g) Remedies. Any of the provisions of this Section 4 to the contrary notwithstanding, if the Company fails to establish a Cashless Exercise Method prior to December 10, 2006, then (i) the exercise period of the Employee's Stock Rights shall be extended until 21 days after the Cashless Exercise Method is established, (ii) the Put Period shall be extended until 16 days after the Cashless Exercise Method is established; and (iii) as of December 10, 2006, the Employee's Put Rights shall apply to both Shares of Stock and Stock Rights.

(h) Restricted Payments Basket. The Company represents, warrants and covenants to Employee that an annual restricted payments basket under financing agreements between the Company and various lenders in effect as of the date of this Agreement, for the repurchase of equity (the "Basket") would not apply in the event of transactions described in Paragraph 4(a)(1) or Paragraph 4(a)(2) above. In events other than those described in Paragraph 4(a)(1) or Paragraph 4(a)(2) above, if payments due to Employee under this Section 4 determined without regard to any amounts redeemed on or after the Put Notice, should exceed the amount the Company would be permitted to pay in one year to Employee subject to the Basket, the Company shall pay the maximum permissible amount to Employee under the Basket immediately as soon as the amount becomes payable under this Section 4, and shall pay the remaining balance due to Employee on the first day of the immediately following year plus interest on such remaining balance at the rate equal to the interest applied under Section 1 of this Exhibit A to discount the Lump Sum Severance Payment to a lump sum present value. Amounts payable to Employee under this Section 4 shall be paid hereunder notwithstanding any other restrictions.

(i) Internal Revenue Code Section 409A Fail Safe. While it is the view of the Employee and the Company, that the Employee's Stock Rights, and the put and call arrangement set forth in this Agreement (the "Option Arrangement") is neither in substance nor by intent deferred compensation generally or for purposes of Internal Revenue Code Section 409A, as a result of the very broad and uncertain potential definition of deferred compensation as set forth in Internal Revenue Service Notice 2005-1 and the significant potential tax penalties that could apply under Internal Revenue Code Section 409A, the Company and the Employee hereby agree that, if the Employee or the Employee's legal counsel reasonably determines that there is a material risk that the Option Arrangement may be subject to the restrictions and penalties of Internal Revenue Code Section 409A, and so notifies the Company in writing on or before December 1, 2005, the Employee and the Company hereby agree that the Option Arrangement shall be amended as follows:

At the sole election of the Employee by written notice (the "409A Notice"), on or before December 1, 2005 to the Company either Alternative One or Alternative Two as set forth below shall apply to modify the Option Arrangement (with any payment being made, and disputes as to the amount being resolved, in accordance with Paragraph 4(d) above):

Alternative One: Employee may by written notice, elect to end Employee's participation in the Option Arrangement effective December 31, 2005 and receive payment on or before December 31, 2005 equal to the Repurchase Price determined as if Employee had exercised his Put Right on December 1, 2005 with respect to the Put Period described under Paragraph 4(a)(i) above, unless at the time of the 409A Notice the Employee has already exercised his Put Right in connection with the acceleration of the Put Period as described in Paragraph 4(a)(ii) and/or 4(a)(iii), in which case Employee shall be paid the Repurchase Price in connection with that exercise on or prior to December 31, 2005.

Alternative Two: Employee may by written notice to the Company, elect to have the Option Arrangement operate as designated, provided that regardless of the date on which the Employee put or Company repurchase right is exercised, the date of payment to the Employee shall be December 20, 2006, and if the date of payment to the Employee is later than the date payment pursuant to the Employee put or the Company repurchase right, would be made to the Employee by the Company in the absence of this Alternative Two, the amount paid to Employee hereunder shall be increased by interest for the period of delay at the interest rate equal to the interest applied under Section 1 of this Exhibit A to discount the Lump Sum Severance Payment to a lump sum present value. If Employee elects this Alternative Two, the Company and Employee agree that the Put Period described in Paragraph 4(a)(i) above shall be deemed to be the five (5) business day period beginning on December 1, 2006.

This Paragraph 4(i) operates as the entire understanding between the parties with respect to Internal Revenue Code Section 409A. The Company has not agreed to indemnify against, make whole Employee for, or advance any money to Employee with respect to any adverse consequences of the application of Section 409A, including without limitation as a result of any payments that may be made other than on the dates set forth in this Paragraph 4(i) as a result of Employee's objection to the Company's calculation of the Repurchase Price. Employee agrees to pay any taxes or other amounts imposed under Section 409A, and will demonstrate such payments as reasonably requested by the Company.

5. Within 10 calendar days following the Effective Date, the Company and Employee will enter into a two-year Consulting Agreement providing for an annual consulting payment of $225,000 and otherwise substantially in the form attached hereto as Exhibit A-1.

EXHIBIT A-1
CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), dated this 16th day of February, 2005 (the "Effective Date"), is entered into by and between Dresser, Inc., a Delaware corporation ("Dresser") and Steven G. Lamb ("Consultant").

W I T N E S S E T H:

WHEREAS, pursuant to the Severance Agreement and Release of Claims dated February __, 2005 (the "Severance Agreement"), Dresser and Consultant have agreed to execute this Consulting Agreement;

WHEREAS, as set forth in the Severance Agreement, certain provisions of Consultant's Amended and Restated Executive Employment Agreement, dated as of October 8, 2002 (the "Employment Agreement"), are intended to remain in full force and effect;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Dresser and Consultant agree as follows:

ARTICLE 1: CONSULTING RELATIONSHIP AND DUTIES

1.1 Dresser agrees to engage Consultant, and Consultant agrees to be engaged by Dresser, beginning as of the Effective Date and continuing until the second anniversary of the Effective Date (the "Term").

1.2 Beginning as of the Effective Date, Consultant shall be engaged as a consultant to Dresser. As a consultant, Consultant will report directly to the Chief Executive Officer of Dresser, and Consultant's duties will include such functions and operations as may be reasonably requested from time to time by the Chief Executive Officer, including without limitation assistance in transition issues relating to Consultant's former role as Chief Executive Officer; provided however, that in no event shall Consultant's duties to Dresser under this Agreement exceed twenty (20) hours in any calendar month. Consultant agrees to perform such functions and operations diligently and to the best of Consultant's abilities. Consultant is an independent contractor under this Agreement and shall be free to exercise his discretion and judgment as to the methods and means of performing the services to be performed hereunder. Consultant is not an employee of Company and will not by virtue of this Agreement be considered an employee of Company for any purpose. Nothing contained in this Agreement shall be construed as creating an agency relationship between Dresser or any of its affiliates and Consultant. Consultant shall have no authority hereunder to bind Dresser or any of its affiliates or make any commitments on behalf of Dresser or any of its affiliates without Dresser's prior written consent. Consultant shall not take any action in connection with his rendering of services hereunder which he reasonably believes would cause any third party to assume that he has such authority.

    Consultant shall at all times comply with and be subject to such policies and procedures as Dresser may establish from time to time, including, without limitation, Dresser's Code of Business Conduct (the "Code of Business Conduct"), which at any time during the period of his consulting relationship with Dresser have been furnished in writing to Consultant.

    Consultant acknowledges and agrees that Consultant owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Dresser and its affiliates and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Dresser or its affiliates, involves a possible conflict of interest. In keeping with Consultant's fiduciary duties to Dresser, Consultant agrees that Consultant shall not knowingly become involved in a conflict of interest with Dresser or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Consultant shall not engage in any activity that is reasonably likely to involve a possible conflict of interest without first obtaining approval in accordance with Dresser's policies and procedures.

ARTICLE 2: COMPENSATION

    From the Effective Date to the "Date of Termination" (as defined below), Consultant's annual consulting fee shall be $225,000 per year, which annual consulting fee shall be paid no less frequently than monthly.

    Consultant shall be solely responsible for the payment of any and all of his required contributions and/or taxes, including without limitation: federal, state and/or local income taxes and withholding; workers' compensation payments; federal and state unemployment insurance payments; and social security taxes.

ARTICLE 3: TERMINATION AND EFFECTS OF TERMINATION

    Consultant's consulting relationship with Dresser shall be terminated (i) upon the death of Consultant, (ii) upon Consultant's "Permanent Disability" (as defined below), (iii) at any time by Dresser upon thirty (30) days' notice to Consultant, (iv) by Consultant upon thirty (30) days' notice to Dresser, for any or no reason, or (v) upon expiration of the Term. Termination of the consulting relationship as a result of the expiration of the Term shall not be considered a termination under any other clause of this Section 3.1, or under Section 3.2 or 3.4. The first date that any of the events described in clauses (i) through (v) above becomes effective is the "Date of Termination." "Permanent Disability" means Consultant's physical or mental incapacity to perform his duties hereunder with or without reasonable accommodation for a period of not less than ninety (90) days within a given twelve (12) month period, with such condition likely to remain continuously and permanently as determined by a physician mutually selected by the Consultant and Dresser.

    The Company shall pay the annual consulting fee after the Date of Termination and through the expiration of the Term only if Consultant's consulting relationship is terminated by the Company for any reason other than (a) Consultant's material breach of any provision of this Agreement, the Employment Agreement, or the Severance Agreement, or (b) any continuing or repeated failure to perform the duties as requested in writing by the Chief Executive Officer after Consultant has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. In addition, if Consultant is receiving payments pursuant to this paragraph 3.2 and later is found by the Company to breach any provision of the Employment Agreement or the Severance Agreement, payments under this paragraph shall immediately cease.

    The payment of any monies to Consultant under this Agreement after the Date of Termination does not constitute an offer or a continuation of the consulting relationship of Consultant. In no event shall Consultant represent or hold himself out to be an employee or consultant of Dresser after the Date of Termination. Consultant shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Consultant hereunder (subject to the obligation of Dresser under law to submit to the applicable taxing authorities any amounts withheld from Consultant's compensation on account of any such taxes).

    During any period during which any monies are being paid to Consultant under this Agreement after the Date of Termination, Consultant shall provide reasonable levels of assistance to Dresser in answering questions concerning the business of Dresser, transition of responsibility, or litigation (collectively, "Transition Assistance"), provided that all out of pocket expenses of Consultant reasonably incurred in connection with such assistance are fully and promptly reimbursed and that if such Transition Assistance exceeds three (3) calendar days in a month or fifteen (15) calendar days in any twelve (12) month period measured from the first day such Transition Assistance begins, Consultant shall be paid a mutually agreeable amount for each additional day of Transition Assistance in addition to the payment of all of his out of pocket expenses; provided however, that such Transition Assistance shall not interfere or conflict with the obligations which Consultant may owe to any other employer.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

    All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Consultant, individually or in conjunction with others, during Consultant's consulting relationship (or prior employment) with Dresser or its affiliates (whether during business hours or otherwise and whether on Dresser's premises or otherwise) which relate to the business, products or services of Dresser or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Dresser or its affiliates, as the case may be, and shall be treated as "work for hire."

    Consultant acknowledges that the businesses of Dresser and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Dresser or its affiliates use in their business to obtain a competitive advantage over their competitors. Consultant further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Dresser and its affiliates in maintaining their competitive position. Consultant hereby agrees that Consultant will not, at any time during or after his consulting relationship with Dresser, make any unauthorized disclosure of any confidential business information or trade secrets of Dresser or its affiliates, or make any use thereof, except in the carrying out of his responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Consultant's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Consultant shall, to the extent practicable and lawful in any such events, give prior notice to Dresser of his intent to disclose any such confidential business information in such context so as to allow Dresser or its affiliates an opportunity (which Consultant will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

    All written materials, records, and other documents made by, or coming into the possession of, Consultant during the period of Consultant's consulting relationship (or prior employment) by Dresser or term as a director of Dresser which contain or disclose confidential business information or trade secrets of Dresser or its affiliates shall be and remain the property of Dresser, or its affiliates, as the case may be. Upon termination of Consultant's consulting relationship or status by Dresser, for any reason, Consultant promptly shall deliver the same, and all copies thereof, to Dresser.

ARTICLE 5: OTHER AGREEMENTS

5.1 Consultant agrees that it is a material inducement to Company to execute this Agreement that Consultant continue to perform his obligations under the Employment Agreement and the Severance Agreement, including without limitation Article 5 of the Employment Agreement.

ARTICLE 6: MISCELLANEOUS

6.1 For purposes of this Agreement, the terms "affiliate" or "affiliated" mean an entity or entities in which Dresser or Dresser Ltd. a Bermuda corporation has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Dresser or Dresser Ltd.

6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Consultant or Dresser, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Dresser: Dresser, Ltd. 15455 Dallas Parkway, Suite 1100, Addison, TX 75001, (or Dresser's current headquarters address) to the attention of the Vice-President & General Counsel.

With a copy to: William Macaulay, care of First Reserve Corporation at its most recent business address.

If to Consultant: To his last known personal residence.

    This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder as provided in Section 6.6.

    No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

    It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for final and binding arbitration under the rules of the American Arbitration Association. Such arbitration shall be held in Dallas, Texas before a single arbitrator chosen in accordance with such rules; provided, however, that Dresser, on its own behalf and on behalf of its affiliates, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 of this Agreement and Consultant hereby consents that such restraining order or injunction may be granted without the necessity of Dresser posting any bond. The parties agree that the resolution of any dispute concerning this Agreement through any of the means set forth in this Section 6.6 shall be final and binding.

    This Agreement shall be binding upon and inure to the benefit of Dresser, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Dresser by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Consultant's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Dresser, other than in the case of death or Permanent Disability of Consultant.

    This Agreement, the Employment Agreement and Severance Agreement, replace and merge any previous agreements and discussions pertaining to the subject matter covered herein. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

    Dresser agrees to indemnify Consultant for any job-related liability to the fullest extent permitted under Dresser's by-laws, other applicable indemnification agreements and/or under applicable law.

IN WITNESS WHEREOF, Dresser and Consultant have duly executed this Agreement in multiple originals to be effective on the Effective Date.

DRESSER, INC.

By: /s/ Patrick M. Murray

Name: Patrick M. Murray

Title: Chief Executive Officer

CONSULTANT

/s/ Steve Lamb

Steven G. Lamb

Exhibit B

Resignations Letters

To: The Board of Directors of

DRESSER, INC. (the "Company")

I hereby resign from the Board of Directors of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER HOLDINGS, LTD. (the "Company")

I hereby resign from the Board of Directors and the position of President of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER, LTD. (the "Company")

I hereby resign from the Board of Directors and the positions of Chief Executive Officer and Deputy Chairman of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DI CANADA, INC. (the "Company")

I hereby resign from the position of President of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER CHINA, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER ENTECH, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER HOLDINGS, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER INTERNATIONAL, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER RE, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

DRESSER RUSSIA, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

LVF HOLDING CORPORATION (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

MODERN ACQUISITION, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

To: The Board of Directors of

RING-O VALVE, INC. (the "Company")

I hereby resign from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05

Mr. Giuseppe Bianchi

Chairman of the Board of Directors

of DRESSER ITALIA S.R.L.

Via Italo Betto n. 11

27058 - Voghera (Pavia)

BY REGISTERED MAIL

Mr. Luigi Raffaele

Chairman of the Statutory Auditors

of DRESSER ITALIA S.R.L.

Via Andrea Costa, 2

20131 Milano

BY REGISTERED MAIL

Date, 11 Feb. 05

Subject: Resignation from the office of director of Dresser Italia S.r.l. (the "Company")

Effective from the date of the receipt of this letter, the undersigned hereby irrevocably resigns as a director of the Company.

By execution of this letter, the undersigned declares to have no further claims against the Company in relation with said office.

Yours faithfully,

/s/ Steve Lamb

Steven Gorbandt Lamb

To: The Board of Directors of

DRESSER, INC. (the "Company")

I hereby confirm my resignation from the positions of President and Chief Executive Officer of the Company, effective December 20, 2004, under the terms and conditions of the Severance Agreement and Release of Claims dated February 16, 2005.

/s/ Steve Lamb

Steven G. Lamb

Date: 11 Feb. 05